Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

NTELOS HOLDINGS CORP.

AND

LUMOS NETWORKS CORP.

DATED AS OF

OCTOBER 31, 2011

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Exhibits and Schedules

Exhibit A	Form of Amended and Restated Wireline Certificate of Incorporation
Exhibit B	Form of Amended and Restated Wireline Bylaws
Exhibit C	Form of Employee Matters Agreement
Exhibit D	Form of Software and Proprietary Information Agreement
Exhibit E	Form of Tax Matters Agreement
Exhibit F	Form of Trademark and Domain Name Assignment and License Agreement

Exhibit G	Form of Transition Services Agreement
Schedule 1.01(a)	Ancillary Agreements
Schedule 1.01(b)	Internal Restructuring
Schedule 1.01(c)	Transferred Subsidiaries
Schedule 1.01(d)	Transferred Assets
Schedule 1.01(e)	Assumed Liabilities
Schedule 2.02(e)	Order of Transactions
Schedule 2.03	Terminated Agreements
Schedule 2.04	Novated Agreements
Schedule 2.06	Mixed Contracts
Schedule 2.08	Intercompany Accounts, Related Liabilities and Other Matters
Schedule 3.04(h)	Required Consents
Schedule 6.03(c)	NTELOS Information
Schedule 6.10	Allocated Actions; Shared Contingent Liabilities
Schedule 8.01	Expenses

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THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of October 31, 2011, is entered into by and between NTELOS Holdings Corp., a Delaware corporation (“NTELOS”), and Lumos Networks Corp., a Delaware corporation and, as of the date of this Agreement, a wholly owned subsidiary of NTELOS (“Wireline”).

RECITALS

A. NTELOS is the owner of all the issued and outstanding shares of capital stock of Wireline.

B. The NTELOS Board of Directors has determined that it is in the best interests of NTELOS and its stockholders to separate NTELOS’ wireline business from its wireless business businesses (the “Separation”) and, following the Separation, to distribute (the “Distribution”), on a pro rata basis, to holders of NTELOS Common Stock all the outstanding shares of common stock, par value $0.01 per share, of Wireline (the “Wireline Common Stock”), owned by NTELOS.

C. NTELOS and Wireline believe the Distribution will allow NTELOS and Wireline to each be better positioned, among other items, to leverage its distinct competitive strengths, manage its operations and capital investments, pursue growth strategies and enhance stockholder value.

D. Each of NTELOS and Wireline has determined that it is necessary and advisable to set forth the principal transactions required to effect the Separation and the Distribution and to provide for other agreements that will govern certain matters regarding the Separation and the Distribution.

E. To effect the Separation, on the terms and conditions set forth in this Agreement, NTELOS will contribute to Wireline the stock of certain subsidiaries engaged in, and other Assets associated with, NTELOS’ wireline business and certain other Assets in exchange for all of the outstanding shares of common stock of Wireline and the assumption by Wireline of certain Liabilities of NTELOS (the “Contribution”).

F. As part of the plan of reorganization of Wireline, Wireline or a member of the Wireline Group will enter into a senior credit facility and make a cash payment to NTELOS with the proceeds from such credit facility. Such payment will be used by NTELOS to pay down its credit facility.

G. NTELOS and Wireline intend that, for U.S. federal income tax purposes, the Distribution and the other transactions contemplated by this Agreement shall be generally tax free under Section 355 and/or Section 368(a)(1)(D) of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by NTELOS and Wireline, NTELOS and Wireline agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Certain Definitions. The following terms have the meanings set forth below:

“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration tribunal or authority.

“Ancillary Agreements” means those agreements listed on Schedule 1.01(a).

“Arbitration Demand Notice” has the meaning set forth in Section 7.03.

“Arbitration Panel” means the panel of arbitrators selected under Section 7.05.

“Arbitration Rules” has the meaning set forth in Section 7.02.

“Assets” means all rights, properties or assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties, including Governmental Approvals.

“Contribution” has the meaning set forth in the recitals.

“Conveyance and Assumption Instruments” means, collectively, the deeds, bills of sale, Asset transfer agreements, endorsements, assignments, assumptions (including Liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, contribution, distribution, lease, transfer and assignment between NTELOS or, where applicable, any member of the NTELOS Group, on the one hand, and Wireline or, where applicable, any member of the Wireline Group, on the other hand, as may be necessary or advisable under the laws of the relevant jurisdictions to effect the Separation and the Contribution.

“Credit Facility” has the meaning set forth in Section 2.01(c).

“Delayed Transfer Asset” has the meaning set forth in Section 2.02(c).

“Delayed Transfer Liability” has the meaning set forth in Section 2.02(c).

“Dispute Escalation Notice” has the meaning set forth in Section 7.01.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agent” has the meaning set forth in Section 3.01.

“Distribution Date” means the date on which the Distribution occurs.

“Distribution Time” means 11:59 p.m. on the Distribution Date or such other time designated by the NTELOS Board of Directors as the time at which the Distribution is to be effective on the Distribution Date.

“Employee Matters Agreement” means the employee matters agreement, in substantially the form attached hereto as Exhibit C, to be entered into by and between NTELOS and Wireline.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form 10” means the registration statement on Form 10 of Wireline with respect to the registration under the Exchange Act of the Wireline Common Stock, including any amendments or supplements thereto.

“Governmental Approvals” means any notices or reports to be submitted to, filings to be made with, or consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state or local court, government, department, commission, board, bureau, agency, official or other regulatory or administrative authority.

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Indemnitee” has the meaning set forth in Section 6.04(a).

“Indemnity Payment” has the meaning set forth in Section 6.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” means the information statement and any related documentation to be distributed to holders of NTELOS Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Proceeds” means, with respect to an insured party, those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in any such case net of any applicable premium adjustments for the policy under which and the policy period with respect to which such monies were paid (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof, but excludes any monies with respect to any self insurance program or arrangement.

“Internal Transactions” means the transactions described on Schedule 1.01(b).

“Law” means any federal, state or local, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction or requirement of any Governmental Authority or any order or award of any arbitration tribunal, now or hereafter in effect.

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, on- or off-balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a party, whether based in contract, tort, implied or express, warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof.

“Mixed Contract” is a contract between either a member of the NTELOS Group or a member of the Wireline Group and a third party under which both such members receive benefits or perform obligations.

“NTELOS” has the meaning set forth in the Preamble.

“NTELOS Business” means all business and operations of the NTELOS Group other than the Wireline Business.

“NTELOS Common Stock” means the common stock, par value $0.01 per share of NTELOS.

“NTELOS Group” means NTELOS and its Subsidiaries, other than the Wireline Group.

“NTELOS Group Assets” means all Assets of the Parties and their respective Subsidiaries, other than the Wireline Group Assets.

“NTELOS Group Liabilities” means all Liabilities of the Parties and their respective Subsidiaries, other than the Wireline Group Liabilities.

“NTELOS Indemnitees” has the meaning set forth in Section 6.02.

“NTELOS Obligations” has the meaning set forth in Section 6.03.

“Party” means Wireline or NTELOS and “Parties” means both of them.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity or Governmental Authority.

“PLR” has the meaning set forth in Section 3.04(a).

“Recapitalization” has the meaning set forth in Section 2.01(a).

“Recapitalization Multiple” means the number that will be multiplied by the number of then outstanding shares of NTELOS Common Stock to determine the number of shares of Wireline Common Stock to be issued and outstanding immediately before the Distribution Time, which number shall be determined by the NTELOS Board of Directors at the time of its approval of the Distribution.

“Record Date” means the record date determined by the NTELOS Board of Directors for the Distribution.

“Record Holders” has the meaning set forth in Section 3.01.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation” has the meaning set forth in the Recitals.

“Shared Contingent Liabilities” has the meaning set forth in Section 6.10.

“Software and Proprietary Information Agreement” means the software and proprietary information agreement, in substantially the form attached hereto as Exhibit D, to be entered into by and between NTELOS and Wireline.

“Subsidiary” means, with respect to any Person, any other Person of which the Person (either alone or through or together with any other Subsidiary of the Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of the corporation or other legal entity.

“Tax Matters Agreement” means the tax sharing agreement, in substantially the form attached hereto as Exhibit E, to be entered into by and between NTELOS and Wireline.

“Third Party Claim” has the meaning set forth in Section 6.05(a).

“Trademark and Domain Name Assignment and License Agreement” means the trademark and domain name assignment and license agreement, in substantially the form attached hereto as Exhibit F, to be entered into by and between NTELOS and Wireline.

“Transferee” has the meaning set forth in Section 2.05.

“Transferor” has the meaning set forth in Section 2.05.

“Transition Services Agreement” means the transition services agreement, in substantially the form attached here to as Exhibit G, to be entered into by and between NTELOS and NTELOS Wireline Two, Inc., a member of the Wireline Group.

“Wireline” has the meaning set forth in the Preamble.

“Wireline Business” means the business and operations conducted by the Wireline Group as of the Distribution Time, as more fully described in the Information Statement.

“Wireline Common Stock” has the meaning set forth in the Recitals.

“Wireline Group” means Wireline and each of the entities set forth on Schedule 1.01(c), and any other entities that may become Subsidiaries of Wireline.

“Wireline Group Assets” means only the following Assets of the Parties or their respective Subsidiaries:

(i)	all of the outstanding capital stock of the members of the Wireline Group (other than the Wireline Common Stock);

(ii)	all of the Assets included on the Wireline Pro Forma Balance Sheet or any subledger thereto that are owned by either Party or any of their respective Subsidiaries as of the Distribution Time;

(iii)	all of the Assets of either Party or any of their respective Subsidiaries as of the Distribution Time acquired or created after the date of the Wireline Pro Forma Balance Sheet that are of a nature or type that would have resulted in the Assets being included as Assets on a pro forma combined balance sheet of Wireline and the notes or subledgers thereto as of the Distribution Time (were the balance sheet, notes and subledgers to be prepared as of that time) on a basis consistent with the determination of the Assets included on the Wireline Pro Forma Balance Sheet or any subledger thereto;

(iv)	all of the Assets expressly transferred to Wireline or any member of the Wireline Group under this Agreement, the Conveyance and Assumption Instruments or any of the Ancillary Agreements;

(v)	all of the contract rights, licenses, trade secrets, know-how, product registrations, any other rights or intellectual property and any other rights, claims or properties, as provided for in the Patent Agreement, the Software and Proprietary Information Agreement and the Trademark License Agreement;

(vi)	all of the Assets identified on Schedule 1.01(d); and

(vii)	except as otherwise expressly provided in this Agreement or one or more Ancillary Agreements, all other Assets that are held by a member of the

Wireline Group and used primarily by or in connection with the Wireline Business on or prior to the Distribution Date.

“Wireline Group Liabilities” means all of the following Liabilities of the Parties or their respective Subsidiaries:

(i)	all Liabilities included on the Wireline Pro Forma Balance Sheet or any subledger thereto that remain outstanding as of the Distribution Time;

(ii)	all other Liabilities that are incurred or accrued by either Party or any of their respective Subsidiaries after the date of the Wireline Pro Forma Balance Sheet and remain outstanding as of the Distribution Time that are of a nature or type that would have resulted in the Liabilities being included as Liabilities on a pro forma combined balance sheet of Wireline and the notes or subledgers thereto as of the Distribution Time (were the balance sheet, notes or subledgers to be prepared as of that time) on a basis consistent with the determination of the Liabilities included on the Wireline Pro Forma Balance Sheet or any subledger thereto;

(iii)	all Liabilities expressly delegated or allocated to, or assumed by, Wireline or any member of the Wireline Group under this Agreement, the Conveyance and Assumption Instruments or any Ancillary Agreement;

(iv)	all Liabilities allocated to Wireline under Section 6.10;

(v)	except as otherwise expressly provided in this Agreement or one or more Ancillary Agreements, all Liabilities arising out of the operation of the Wireline Business, whether prior to, on or after the Distribution Date; and

(vi)	all Liabilities resulting from any Actions set forth on Schedule 1.01(e).

“Wireline Indemnitees” has the meaning set forth in Section 6.03.

“Wireline Obligations” has the meaning set forth in Section 6.02.

“Wireline Pro Forma Balance Sheet” means the pro forma combined balance sheet of Wireline, including the notes thereto, as of June 30, 2011 as presented in the Information Statement mailed to the Record Holders before the Distribution Time.

Section 1.02 General Interpretive Principles. (a) Words in the singular will include the plural and vice versa, and words of one gender will include the other gender, in each case, as the context requires, (b) the word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified, (c) any reference to any federal, state, local or foreign statute, law or code will be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires and (d) any reference to any agreement will be deemed to mean the agreement as it may be amended from time to time.

ARTICLE 2

RECAPITALIZATION AND SEPARATION

Section 2.01 Recapitalization of Wireline. NTELOS and Wireline will cause the following to occur at or before the Distribution Time, and subject to the satisfaction or waiver of the conditions set forth in Section 3.04:

(a) the Internal Transactions will be completed;

(b) in partial exchange for the transfer of Assets contemplated by Section 2.02, Wireline will issue to NTELOS a number of shares of Wireline Common Stock (the “Recapitalization”) such that the number of shares of Wireline Common Stock issued and outstanding immediately before the Distribution Time will equal the product of (i) the Recapitalization Multiple and (ii) the number of shares of NTELOS Common Stock outstanding as of the Record Date, which Wireline Common Stock owned by NTELOS will constitute all of the issued and outstanding common stock of Wireline; and

(c) Wireline, or a member of the Wireline Group, will enter into a credit facility with a third-party creditor or third-party creditors, with total available credit in the principal amount of approximately $370 million (the “Credit Facility”), (i) which will be for the account of Wireline, (ii) which will be deemed to constitute a Wireline Group Liability and (iii) approximately $315 million of which will be paid to NTELOS Inc. to settle with cash the intercompany debt owed to members of the NTELOS Group as of the Distribution Date and to fund a mandatory repayment on NTELOS Inc.’s credit facility with the balance.

Section 2.02 Transfer of Assets and Assumption of Liabilities.

(a) At or shortly before the Distribution Time, or at such other time as set forth in Schedule 2.02(e), subject to the satisfaction or waiver of the conditions set forth in Section 3.04, NTELOS will transfer, and will cause the other members of the NTELOS Group to transfer, to Wireline and the other members of the Wireline Group, and Wireline and the other members of the Wireline Group will receive and accept from NTELOS and the other members of the NTELOS Group, all of NTELOS’ and the members of the NTELOS Group’s respective right, title and interest in the Wireline Group Assets.

(b) At or shortly before the Distribution Time, or at such other time as set forth in Schedule 2.02(e), subject to the satisfaction or waiver of the conditions set forth in Section 3.04, Wireline and the members of the Wireline Group, as applicable, will assume, or have responsibility for, the Wireline Group Liabilities. Except as otherwise agreed by the Parties, after the Distribution Time, Wireline will defend Actions that constitute Wireline Group Liabilities and NTELOS will defend Actions that constitute NTELOS Group Liabilities. From and after the Distribution Time or at such time as set forth on Schedule 2.02(e), Wireline and NTELOS will be responsible for full payment and performance of all Wireline Group Liabilities and NTELOS Group Liabilities, respectively, regardless of when or where these Liabilities arose or arise, or whether the facts on which they are based occurred before, on or after the date of this Agreement, regardless of where or against whom these Liabilities are asserted or determined or whether asserted or determined before, on or after the date of this Agreement.

(c) To the extent that any transfer or assumption of an Asset or a Liability required under this Section 2.02 is not made as of the Distribution Time (any such Asset or Liability, a “Delayed Transfer Asset” or a “Delayed Transfer Liability”) and subject to any Ancillary Agreement:

(i)	NTELOS and Wireline will, and will cause the members of their respective Groups to, use commercially reasonable efforts and cooperate to effect the transfer or assumption of the Asset or the Liability as promptly as practicable following the Distribution Time; and

(ii)	NTELOS will, with respect to any Delayed Transfer Asset, use commercially reasonable efforts to make available to Wireline the benefit of any Delayed Transfer Asset. NTELOS will, with respect to any Delayed Transfer Liability, retain the Delayed Transfer Liability for the account of Wireline.

In each case NTELOS and Wireline will act in a manner to place each Party, insofar as is reasonably possible, in the same position as would have existed had the Delayed Transfer Asset or Delayed Transfer Liability been transferred or assumed at or before the Distribution Time if so contemplated in this Agreement. Except as otherwise provided on Schedule 2.02(e), the Parties will treat, for tax purposes, any Asset or Liability transferred pursuant to Section 2.02(c) as having been transferred to the relevant transferee immediately before the Distribution Time. To the extent that either Party is provided the use or benefit of any Asset of the other Group or has any Liability of the other Group held for its account under this Section 2.02(c), the Party receiving the benefit of the Asset or on whose behalf the Liability is held will, to the extent permitted by Law, perform, for the benefit of the other Party and any third Person, the obligations of the other Party thereunder or in connection therewith, or as may be directed by the other Party.

(d) If after the Distribution Date any Party (or any member of the Party’s respective Group) receives or continues to possess any Asset (other than a Delayed Transfer Asset) that should have been transferred to the other Party (or any member of the Party’s respective Group) under this Agreement or any Ancillary Agreement, the Party (or the member of the Party’s respective Group) will promptly transfer, or cause to be transferred, the Asset to the other Party (or the member of the Party’s respective Group). Before any transfer under this Section 2.02(d), the Person holding the Asset will hold the Asset in trust for the other Person. The Parties agree to treat, for tax purposes, any Asset transferred pursuant to this Section 2.02(d) as having been transferred to the relevant transferee immediately before the Distribution Time or at such other time as the Parties agree.

(e) The transactions contemplated by the Internal Transactions, the Separation and the Distribution will be accomplished in the order set forth on Schedule 2.02(e).

(f) Notwithstanding the foregoing, the obligations under this Section 2.02(c) shall expire on the second anniversary of the Distribution Time.

Section 2.03 Termination of Agreements. Wireline and each member of the Wireline Group, on the one hand, and NTELOS and each member of the NTELOS Group, on the other hand, hereby terminate, effective as of Distribution Time, each agreement, arrangement, commitment and understanding, whether or not in writing, identified on Schedule 2.03, except that any provision thereof that purports to survive termination will survive in accordance with its terms. No such terminated agreement, arrangement, commitment or understanding (except any provision thereof which purports to survive termination) will be of any further force or effect after the Distribution Time. Except as set forth above, all other agreements that exist as of the Distribution Time between Wireline or any member of the Wireline Group, on the one hand, and NTELOS or any member of the NTELOS Group, on the other hand, will remain in full force and effect after the Distribution Time.

Section 2.04 Novation of Liabilities. NTELOS and Wireline will use commercially reasonable efforts to, and to cause the members of their respective Groups to, novate each agreement set forth on Schedule 2.04 in the name of the member of the Wireline Group or NTELOS Group identified in Schedule 2.04 for that agreement, to substitute in all respects for the applicable member of the Wireline Group or NTELOS Group as an original party to that agreement.

Section 2.05 Agreements with Respect to the Transfer of Assets. With respect to each Asset transferred by one Party, or a member of that Party’s Group (the “Transferor”), to the other Party, or a member of the other Party’s Group (the “Transferee”), under this Agreement, the Transferor effective as of the transfer date will execute and deliver to the Transferee all Conveyance and Assumption Instruments as may be reasonably necessary to effectuate the transfer or to confirm the fact of the transfer to third parties or to the public on the public records.

Section 2.06 Mixed Contracts. Each Party will assign each Mixed Contract in whole or in part, including those set forth on Schedule 2.06, to the other Party or another member of the other Party’s Group (as designated by that Party) before or as of the Distribution Time. The other Party will be entitled to the rights and benefits of each assigned Mixed Contract and will assume the related portion of any obligations thereunder and any Liabilities inuring to its businesses. If any Mixed Contract cannot be so partially assigned, NTELOS and Wireline will, and will cause each member of their respective Groups to, take such other reasonable and permissible actions to cause:

(a) the Assets associated with that portion of each Mixed Contract that relates to the Wireline Business to be enjoyed by Wireline or another member of the Wireline Group;

(b) the Liabilities associated with that portion of each Mixed Contract that relates to the Wireline Business to be borne by Wireline or another member of the Wireline Group;

(c) the Assets associated with that portion of each Mixed Contract that relates to the NTELOS Business to be enjoyed by NTELOS or another member of the NTELOS Group; and

(d) the Liabilities associated with that portion of each Mixed Contract that relates to the NTELOS Business to be borne by NTELOS or another member of the NTELOS Group.

Section 2.07 Amendments to Wireline Corporate Documents. NTELOS will take, and will cause Wireline to take, all actions necessary such that, as of the Distribution Time, Wireline’s certificate of incorporation and bylaws will substantially conform to those attached hereto as Exhibit A and Exhibit B.

Section 2.08 Intercompany Accounts, Related Liabilities and Other Matters. The methodologies and the principles in settling intercompany accounts and related Liabilities and other matters between NTELOS or any member of the NTELOS Group, on the one hand, and Wireline or any member of the Wireline Group, on the other hand, will be as set forth on Schedule 2.08.

Section 2.09 Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each Party will use its commercially reasonable efforts at and after the Distribution Time to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Each Party will cooperate with the other Party, and without any further consideration, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents), and to take all other actions as the Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements. Notwithstanding the foregoing or anything else in this agreement, including Section 2.06, or any Ancillary Agreement to the contrary, no member of either Group will be required to make any payment, incur or become subject to any Liability, agree to any restriction, surrender any right or Asset or otherwise enter into any agreement, or be required to permit to occur any event, that would be material, in relation to the Consent sought, in order to obtain any such Consent.

Section 2.10 No Representations or Warranties.

Except as expressly set forth in this Agreement or in any Ancillary Agreement:

(a) no member of the NTELOS Group or the Wireline Group is making any representation or warranty of any kind whatsoever, express or implied, to any Party or any member of the NTELOS Group or the Wireline Group in any way with respect to any of the transactions contemplated by this Agreement or the business, Assets, condition or prospects (financial or otherwise) of, or any other matter involving, any NTELOS Group Assets, any NTELOS Group Liabilities, the NTELOS Business, any Wireline Group Assets, any Wireline Group Liabilities or the Wireline Business;

(b) each Party and each member of each Group will take all of the Assets and Liabilities transferred to or assumed by it under this Agreement or any Ancillary Agreement on an “as is, where is” basis, and all implied warranties of merchantability, fitness for a specific purpose or otherwise are expressly disclaimed; and

(c) none of NTELOS, Wireline or any member of the NTELOS Group or the Wireline Group or any other Person makes any representation or warranty with respect to the Internal Transactions, the Separation, the Distribution or the entering into of this Agreement or the transactions contemplated by this Agreement.

ARTICLE 3

DISTRIBUTION

Section 3.01 Delivery to Distribution Agent. NTELOS will deliver to Computershare, as distribution agent (the “Distribution Agent”), for the benefit of holders of record of NTELOS Common Stock at the close of business on the Record Date (the “Record Holders”) a stock certificate representing (or authorize the related book-entry transfer of) all outstanding shares of Wireline Common Stock and will order the Distribution Agent to effect the Distribution in the manner set forth in Section 3.02.

Section 3.02 Mechanics of the Distribution.

(a) NTELOS will direct the Distribution Agent to, as promptly as practicable following the Distribution Time, distribute to each Record Holder a number of shares of Wireline Common Stock equal to the number of shares of NTELOS Common Stock held by such Record Holder multiplied by the Recapitalization Multiple; except that the Distribution Agent will not issue any fractional shares of Wireline Common Stock and will distribute cash in lieu of fractional shares as provided in Section 3.02(b). All of the shares of Wireline Common Stock so issued will be fully paid and non-assessable. The Distribution will be effective as of the Distribution Time.

(b) NTELOS will direct the Distribution Agent to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of Wireline Common Stock allocable to each Record Holder entitled to receive Wireline Common Stock in the Distribution and to promptly aggregate all the fractional shares and sell the whole shares obtained thereby, in open market transactions or otherwise, at the then-prevailing trading prices, and to cause to be distributed to each Record Holder, in lieu of any fractional share, each Record Holder’s ratable share of the proceeds of the sale, after making appropriate deductions of the amounts required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to the sale.

(c) Any Wireline Common Stock or cash in lieu of fractional shares with respect to Wireline Common Stock that remains unclaimed by any Record Holder 180 days after the Distribution Date will be delivered to Wireline. Wireline will hold the Wireline Common Stock or cash for the account of the Record Holder and any Record Holder will look only to Wireline for the Wireline Common Stock or cash, if any, in lieu of fractional shares, subject in each case to applicable escheat or other abandoned property Laws. NTELOS expressly waives any claim to any Wireline Common Stock or cash in lieu of fractional shares to be transferred to Wireline pursuant to this Section 3.02(c), and will transfer this Wireline Common Stock and cash in lieu of fractional shares to Wireline for the account of the Record Holders.

Section 3.03 Corporate Authority. Each Party represents, warrants and covenants that it has taken or will take, as appropriate, all necessary corporate actions to approve all actions required on its part to implement the Distribution.

Section 3.04 Conditions Precedent to the Distribution. Neither the Distribution nor the related transactions set forth in this Agreement or in any of the Ancillary Agreements will become effective unless the following conditions have been satisfied, at or before the Distribution Time:

(a) NTELOS will have received either an opinion from Troutman Sanders LLP, dated the Distribution Date, in form and substance acceptable to NTELOS or a private letter ruling from the Internal Revenue Service regarding the qualification of the Distribution and related transactions as transactions that are generally tax free for U.S. federal income tax purposes under Section 355 and/or 368(a)(1)(D) of the Code;

(b) the Distribution will not violate or result in a breach of any Law or any material agreement;

(c) the Form 10 will have become effective and the Information Statement will have been mailed to all holders of NTELOS Common Stock;

(d) the actions and filings necessary or appropriate under applicable federal or state securities laws and state blue sky laws in connection with the Distribution will have been taken;

(e) the NASDAQ Stock Market will have approved Wireline’s Common Stock for listing, subject to official notice of issuance;

(f) the Ancillary Agreements will have been executed and delivered by each of the parties thereto and neither Party will be in material breach of any Ancillary Agreement;

(g) all Consents required to be received or made before the Distribution may take place set forth on Schedule 3.04(h) will have been received or made and be in full force and effect;

(h) no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority will be in effect preventing, or materially limiting the benefits of, the Distribution; and

(i) the actions contemplated by Section 2.01(c) will have occurred.

Each of the conditions set forth in this 3.04 is for the benefit of NTELOS and NTELOS may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part, other than the conditions set forth in subsection (a). Any determination made by NTELOS concerning the satisfaction or waiver of any or all of the conditions in this Section 3.04 will be conclusive and binding on the Parties. The satisfaction of the conditions will not create any obligation on the part of NTELOS to Wireline or any other Person to effect the Recapitalization, the Internal Transactions, the Separation, the Contribution or the Distribution or in any way limit NTELOS’ right to terminate as set forth in Section 8.07 or alter the consequences of any termination from those specified in Section 8.07.

ARTICLE 4

INSURANCE

Section 4.01 Insurance Matters.

(a) The Parties intend that, to the extent permitted under the terms of any applicable policy, Wireline, each other member of the Wireline Group and each of their respective directors, officers and employees will have and be fully entitled to continue to exercise all rights that any of them may have as of the Distribution Date as a subsidiary, affiliate, division, director, officer or employee of NTELOS before the Distribution Date under any policy of insurance issued to NTELOS or any member of the NTELOS Group by any insurance carrier (whether or not affiliated with NTELOS) or under any agreements related to the policies executed and delivered before the Distribution Date, including any rights that Wireline, any other member of the Wireline Group or any of its or their respective directors, officers, or employees may have as an insured or additional named insured, subsidiary, affiliate, division, director, officer or employee to avail itself, himself or herself of any policy of insurance or any agreements related to the policies in effect before the Distribution Date.

(b) The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy.

(c) No member of the NTELOS Group or any NTELOS Indemnitee will have any Liabilities whatsoever as a result of the insurance policies and practices of NTELOS or any other member of the NTELOS Group as in effect at any time before the Distribution Date, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

(d) In no event will NTELOS, any other member of the NTELOS Group or any NTELOS Indemnitee have any liability or obligation whatsoever to any member of the Wireline Group if any insurance policy or other contract of insurance is terminated or otherwise ceases to be in effect for any reason (other than a termination in breach of Section 4.01(i)), is unavailable or inadequate to cover any Liability of any member of the Wireline Group for any reason whatsoever or is not renewed or extended beyond the current expiration date.

(e) Notwithstanding anything to the contrary in Section 4.01(c)(iv) or Section 4.01(d), no member of the Wireline Group or any officer or director of any member of the Wireline Group will be treated differently from any member of the NTELOS Group, or the officers and directors of any member of the NTELOS Group, as applicable, with respect to (i) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or (ii) the termination, availability, adequacy, renewal or extension of any insurance coverage.

(f) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and will not be construed to waive any right or remedy of any members of the NTELOS Group in respect of any insurance policy or any other contract or policy of insurance.

(g) Nothing in this Agreement will be deemed to restrict any member of the Wireline Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

(h) After the Distribution Date, Wireline will be responsible for obtaining and maintaining insurance programs for its risk of loss and the insurance arrangements will be separate and apart from NTELOS’ insurance programs.

(i) Neither Party will release or terminate a policy in exchange for payment of proceeds without the consent of the other Party. In the event that the fronted primary layer has not yet been exhausted for a given policy and policy period, NTELOS and Wireline will share in payment of the retro premium after the Distribution Date in proportion to amounts being paid by the insurer on behalf of each Party.

(j) To the extent that any insurance policy provided for the reinstatement of policy limits, and both NTELOS and Wireline desire to reinstate such limits, the cost of reinstatement will be shared by NTELOS and Wireline as the Parties may agree. If either Party, in its sole discretion, determines that such reinstatement would not be beneficial, that Party shall not contribute to the cost of reinstatement and will not make any claim thereunder nor otherwise seek to benefit from the reinstated policy limits.

ARTICLE 5

ACCESS TO INFORMATION

Section 5.01 Agreement for Exchange of Information. Each of NTELOS and Wireline will provide, or cause to be provided, to the other Party and, if requested, its auditors as soon as reasonably practicable after receipt of a written reasonable request therefor from the other Party, any Information in the possession or under the control of the respective Group that the requesting Party reasonably needs:

(a) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party by a Governmental Authority having jurisdiction over the requesting Party (including under Section 5.01(b));

(b) for use in any judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements (except in connection with any Action, claim or assertion by one Party against the other Party or between members of the Parties’ respective Groups); or

(c) to comply with its obligations under this Agreement, any Ancillary Agreement or any agreement with a third party or if the Party can demonstrate a reasonable business purpose; except, if any Party reasonably determines that any provision of Information would violate any Law or agreement to which the Party or member of its Group is subject or is a party, or waive any attorney-client privilege applicable to the Party or member of its Group, the Parties will use commercially reasonable efforts to permit the compliance with the obligations in a manner that avoids any harm or consequence.

Section 5.02 Ownership Information. Any Information owned by one Group that is provided to a requesting Party under Section 5.01 will remain the property of the providing Party. Unless specifically set forth in this Agreement or in any Ancillary Agreement, nothing contained in this Agreement will be construed as granting or conferring rights of license or otherwise in any Information.

Section 5.03 Reimbursement for Providing Information. The Party requesting the Information under Section 5.01 will reimburse the other Party for the reasonable out-of-pocket costs of creating, gathering and copying the Information to the extent that the costs are incurred for the benefit of the requesting Party by or on behalf of the other Party’s Group are in excess of $10,000.

Section 5.04 Record Retention. Except as otherwise agreed in writing, or as otherwise provided in any Ancillary Agreement, each Party will use its commercially reasonable efforts to retain in accordance with the Party’s record retention policies in effect from time to time (which will comply with all applicable Laws) all significant Information in the Party’s possession or under its control relating to the business, Assets or Liabilities of the other Party, and, before destroying or disposing of any Information relating to the business, Assets or Liabilities of the other Party, (a) the Party proposing to dispose of or destroy the Information will use its commercially reasonable efforts to provide no less than 30 days’ prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of and (b) if, before the scheduled date for the destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to the other Party, the Party proposing to dispose of or destroy the Information will promptly arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Party.

Section 5.05 Limitation on Liability. Notwithstanding Article 6, no Party will have any Liability to the other Party in the event any Information exchanged or provided under this Article 5 is found, to be inaccurate, unless the Party providing the Information engaged in gross negligence or willful misconduct.

Section 5.06 Other Agreements Providing for Exchange of Information. The rights and obligations under this Article 5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement with respect to Information addressed by the Ancillary Agreement.

Section 5.07 Production of Witnesses; Records; Cooperation. (a) Except in the case of an Action, claim or assertion by one Party or a member of its Group against the other Party or a member of its Group, each Party will use its commercially reasonable efforts to make available to the other Party, on written request, the former, current and future directors, officers, employees, and agents of the members of its respective Group as fact witnesses and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that the personnel (giving consideration to business demands of the directors, officers, employees, and agents) or books, records or other documents may reasonably be requested in connection with the defense, settlement or compromise, or the prosecution, evaluation or pursuit, as the case may be, of any Action or Third Party Claim in which the requesting Party may from time to time be involved, even if the Action is not a matter for which indemnification may be sought under this Agreement. The requesting Party will bear all reasonable out-of-pocket costs and expenses in connection therewith, except that, if the responding Party chooses to resist the production of the witnesses or the documents, that Party will bear the expense of the resistance.

(b) Without limiting the foregoing, the Parties will, and will cause each member of their respective Groups, to reasonably cooperate in the defense, settlement or compromise, or the prosecution, evaluation or pursuit, as the case may be, to the extent reasonably necessary with respect to any Actions and Third Party Claims.

(c) In connection with any production contemplated by this Section 5.07, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

Section 5.08 Confidentiality. (a) Each Party acknowledges (i) that the Party and the other members of its Group have in their possession, and in connection with this Agreement and the Ancillary Agreements will receive, Information of the other Party and the other members of its Group, including Information that is subject to a confidentiality obligation to a third party, and (ii) that this Information may constitute, contain or include material non-public Information of the other Party or its Group. Subject to Section 5.09, as of the Distribution Date, NTELOS and Wireline will hold, and will cause the members of each of their respective Groups and its and their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that the Party applies to its own confidential and proprietary Information under its applicable policies and procedures in effect from time to time, all Information (including Information received or obtained under Section 5.01) concerning the other Party or any member of the other Party’s Group, including Information that is subject to a confidentiality obligation to a third party, that is either in its possession (including Information in its possession before the Distribution Date) or furnished by the other Party or a member of the other Party’s Group, or any of its or their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time under this Agreement or any Ancillary Agreement. Neither Party nor any member of its Group will use the Information other than for the purposes as may be expressly permitted under this Agreement or any Ancillary Agreement. The restrictions on the use and disclosure of Information in this Section 5.08 shall not apply to any Information that:

(i)	is or becomes available to the general public, other than as a result of a disclosure by the Party or any member of its Group, or any of its or their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives in breach of this Agreement;

(ii)	was available to the Party or any member of its Group, or becomes available to the Party or any member of its Group, on a non-confidential basis from a source other than the other Party or a member of the other Party’s Group, or one of its or their directors, officers, employees, agents, accountants, counsel or other advisors or representatives, if the source of the Information was not bound by a confidentiality obligation with respect to the Information or otherwise prohibited from transmitting the Information to the Party or members of its Group by a contractual or legal obligation; or

(iii)	is independently generated by the Party or a member of its Group without use of or reference to any proprietary or confidential Information otherwise covered by this Section 5.08.

(b) Each Party agrees not to release or disclose, or permit to be released or disclosed, any Information covered by this Section 5.08 to any other Person, except its Subsidiaries, directors, officers, employees, agents, accountants, counsel, and other advisors and representatives who need to know the Information (who will be advised of that Party’s obligations under this Agreement with respect to the Information), and except in compliance with Section 5.09.

Section 5.09 Protective Arrangements. If either Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information under applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions of this Agreement, the Party will notify the other Party before disclosing or providing the Information and will cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by the other Party. Subject to the foregoing, the Party that received the request, or the members of its Group, may later disclose or provide Information to the extent required by the Law (as so advised by counsel) or by lawful process or the Governmental Authority. If a Party or a member of its Group has complied with notice provisions of any Ancillary Agreement regarding disclosure of Information, no further notice is required by this Section 5.09.

ARTICLE 6

MUTUAL RELEASES; INDEMNIFICATION

Section 6.01 Release of Pre-Closing Claims.

(a) Except as provided in Section 6.01(c), effective as of the Distribution Date, Wireline does, for itself and each other wholly owned member of the Wireline Group, their respective successors and assigns (in each case, in their respective capacities as such), remise, release and forever discharge each of NTELOS, the wholly owned members of the NTELOS Group, their successors and assigns (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed by the Distribution Date, including in connection with the transactions and all other activities to implement the Internal Transactions, the Separation and the Distribution.

(b) Except as provided in Section 6.01(c), effective as of the Distribution Date, NTELOS does, for itself and each wholly owned member of the NTELOS Group, their respective successors and assigns (in each case, in their respective capacities as such), remise, release and forever discharge Wireline, the wholly owned members of the Wireline Group, their successors and assigns (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed by the Distribution Date, including in connection with the transactions and all other activities to implement the Internal Transactions, the Separation and the Distribution.

(c) Nothing contained in Section 6.01(a) or Section 6.01(b) will release any Person from:

(i)	any Liability provided in or resulting from any agreements, arrangements, commitments or understandings among any members of the NTELOS Group and the Wireline Group, including the Ancillary Agreements, except for those items that are set forth on Schedule 2.03 or as otherwise provided on Schedule 2.08.

(ii)	any Liability assumed, transferred, assigned or allocated to the Group of which the Person is a member in accordance with, or any other Liability of any member of that Group under, this Agreement or any Ancillary Agreement;

(iii)	any Liability that a Party may have with respect to indemnification or contribution under this Agreement or any Ancillary Agreement for claims brought by third Persons, which Liability will be governed by the provisions of this Article 6 and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(iv)	any assignor Liability retained by the assignor of a Mixed Contract assigned under Section 2.06.

(d) Wireline will not make, and will not permit any member of the Wireline Group to make, any claim or demand, or begin any Action asserting any claim or demand, including any claim of contribution or any indemnification, against NTELOS or any member of the NTELOS

Group, or any other Person released under Section 6.01(a), with respect to any Liabilities released under Section 6.01(a). NTELOS will not make, and will not permit any member of the NTELOS Group to make, any claim or demand, or begin any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Wireline or any member of the Wireline Group, or any other Person released under Section 6.01(b), with respect to any Liabilities released under Section 6.01(b).

(e) Nothing contained in this Article 6 will release NTELOS or any member of the NTELOS Group from honoring their existing obligations to indemnify any director, officer or employee of Wireline or any member of the Wireline Group who was a director, officer or employee of NTELOS or any member of the NTELOS Group at or before the Distribution Time, to the extent the director, officer or employee was entitled to the indemnification under then existing obligations.

Section 6.02 Indemnification by Wireline. Except as provided in Section 6.04, Wireline will indemnify and defend NTELOS, each member of the NTELOS Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “NTELOS Indemnitees”), from and against all Liabilities arising out of Third Party Claims to the extent relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud, misrepresentation or otherwise (collectively, the “Wireline Obligations”):

(a) the failure of Wireline or any other member of the Wireline Group or any other Person to pay, perform or otherwise promptly discharge any Wireline Group Liabilities in accordance with their respective terms, whether before or after the Distribution Date;

(b) any Wireline Group Liability; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in it or necessary to make the statements in it not misleading contained in the Form 10 or the Information Statement (other than in respect of the matters described in Schedule 6.03(c)).

Section 6.03 Indemnification by NTELOS. Except as provided in Section 6.04, NTELOS will indemnify and defend Wireline, each member of the Wireline Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Wireline Indemnitees”), from and against all Liabilities arising out of Third Party Claims to the extent relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud, misrepresentation or otherwise (collectively, the “NTELOS Obligations”):

(a) the failure of NTELOS or any other member of the NTELOS Group or any other Person to pay, perform or otherwise promptly discharge any NTELOS Group Liabilities in accordance with their respective terms, whether before or after the Distribution Date;

(b) any Liability of the NTELOS Group other than the Wireline Group Liabilities; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in it or necessary to make the statements in it not misleading contained in the Form 10 or the Information Statement, but with respect to the Form 10 and the Information Statement only with respect to information set forth in Schedule 6.03(c).

Section 6.04 Indemnification Obligations Net of Insurance Proceeds.

(a) The Parties intend that any Liability subject to indemnification or reimbursement under this Article 6 will be net of Insurance Proceeds. Accordingly, the amount that any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification under this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions of this Agreement, have any subrogation rights with respect thereto, (it being expressly understood and agreed that no insurer or any other third party will be entitled to a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions of this Agreement.

(c) With respect to all third party insurance policies, the Parties agree to act in good faith and to use their commercially reasonable efforts to preserve and maximize the insurance benefits to pay amounts due to Indemnitees and to cooperate with one another as necessary to permit each other to access or obtain the benefits under those policies to make payments to Indemnitees; except that nothing in this Section will be construed to prevent any Party or any other Person from asserting claims for insurance benefits or accepting insurance benefits provided by the policies. Each Party agrees to provide information on the reasonable request of the other Party regarding requests that it has made for insurance benefits, notices of claim, occurrences and circumstances that it has submitted to the insurance companies or other entities managing the policies, payment it has received from the insurance companies, including any agreements to make payments, and any other information that the other Party may need to determine the status of the insurance policies and the continued availability of benefits thereunder.

Section 6.05 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) that is not a member of the NTELOS Group or the Wireline Group of any claim or of the commencement by any Person of any Action based on an Wireline Obligation (if the Indemnitee is a NTELOS Indemnitee) or based on a NTELOS Obligation (if the Indemnitee is an Wireline Indemnitee) (each, a “Third Party Claim”), the Indemnitee will give the Indemnifying Party written notice thereof within 20 days after receiving notice of the Third Party Claim. Any notice will describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee to give notice as provided in this Section 6.05(a) will not relieve the related Indemnifying Party of its obligations under this Article 6, except to the extent that the Indemnifying Party is actually prejudiced by the failure to give notice.

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 6.05(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party will notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending the Third Party Claim, which election will specify any reservations or exceptions. If after notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim the Indemnifying Party is advised by counsel that because of the facts underlying, or the defenses related to, the Third Party Claim there is or is reasonably likely to develop a conflict of interest for counsel in representing both the Indemnifying Party and the Indemnitee in the Third Party Claim, then the Indemnitee may select and retain separate counsel, the reasonable fees and expenses of which will be paid by the Indemnifying Party. If no conflict of interest exists or is likely to develop, the Indemnitee shall nevertheless have the right to select and retain separate counsel but the fees and expenses of that counsel will be the expense of the Indemnitee. In either case, the Indemnitee and its counsel will be allowed to participate in (but not control) the defense, compromise, or settlement of the Third Party Claim. The Indemnifying Party will not have the right to admit Liability on behalf of the Indemnitee and will not compromise or settle a Third Party Claim without the express prior consent of the Indemnitee unless the compromise or settlement solely involves the payment of money by the Indemnifying Party. If the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in the notice, then, in any case, the reasonable fees and expenses of one separate counsel for all Indemnitees will be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 6.05(b), the Indemnitee may defend the Third Party Claim at the cost and expense of the Indemnifying Party.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

(e) No Indemnifying Party will consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee.

(f) Notwithstanding the foregoing provisions of this Section 6.05, the defense of any Shared Contingent Liabilities will be conducted and controlled, and the fees, expenses and Liabilities will be allocated, in accordance with Section 6.10 or as otherwise agreed by the Parties in a joint defense agreement or other similar agreement between the Parties with respect to such Shared Contingent Liabilities.

Section 6.06 Contribution. If a Party would otherwise be entitled to indemnification by the other Party under Section 6.02(c) or Section 6.03(c) but a court determines that the indemnification right is unenforceable, then, if the indemnity would have been paid by NTELOS, NTELOS will contribute in an amount that is attributable to the matters set forth on Schedule 6.03(c), or, if the indemnity would have been paid by Wireline, Wireline will contribute in an amount that is attributable to matters other than the matters set forth on Schedule 6.03(c).

Section 6.07 Exclusive Remedies. The remedies provided in this Article 6 will be exclusive with respect to any Third Party Claims.

Section 6.08 Survival of Indemnities. The rights and obligations of each of NTELOS and Wireline and their respective Indemnitees under this Article 6 will survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

Section 6.09 Ancillary Agreements. To the extent any Ancillary Agreement contains any indemnification obligation relating to any NTELOS Group Liability, NTELOS Group Asset, Wireline Group Liability or Wireline Group Asset contributed, assumed, retained, transferred, delivered or conveyed under the Ancillary Agreement, the indemnification obligations contained in this Agreement will not apply and instead the indemnification obligations set forth in the Ancillary Agreement will govern.

Section 6.10 Allocated Actions; Shared Contingent Liabilities. The Parties agree that Liabilities relating to the Actions specified on Schedule 6.10 will be allocated in the manner described on that schedule. The Parties acknowledge and agree that there are certain other Liabilities that are contingent in nature that may be partly NTELOS Group Liabilities and partly Wireline Group Liabilities (“Shared Contingent Liabilities”). If a Shared Contingent Liability that is not related to an Action identified on Schedule 6.10 becomes known after the Distribution Date, then to the extent that the Shared Contingent Liability is substantially similar to an Action specified on Schedule 6.10, the Parties will allocate the Shared Contingent Liability in a manner consistent with the approach taken to allocate that Action.

Section 6.11 Additional Matters.

(a) In the event of any payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, the Indemnifying Party will be subrogated to and will stand in the place of the Indemnitee to the extent of such payment as to any events or circumstances in respect of which the Indemnitee may have any right, defense or claim relating to the Third Party Claim against any claimant or plaintiff asserting the Third Party Claim or against any other Person. The Indemnitee will cooperate with the Indemnifying Party in a reasonable manner, and at the cost and expense of the Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(b) In the event of any Action in which the Indemnifying Party is not a named defendant, at the request of either the Indemnified Party or Indemnifying Party, the parties will endeavor to substitute the Indemnifying Party for the named defendant. If the substitution cannot be achieved for any reason or is not requested, the named defendant will allow the Indemnifying Party to manage the Action as set forth in this Article 6.

ARTICLE 7

DISPUTE RESOLUTION

Section 7.01 Consultation; Negotiation. If any dispute arises between the Parties under this Agreement or any Ancillary Agreement (other than with respect to a matter governed by Article 6 or with respect to a matter covered by a dispute resolution procedure in an Ancillary Agreement) that cannot otherwise be resolved, either Party will have the right to refer the dispute for resolution to the vice presidents of the relevant operating divisions of each of the Parties by delivering to the other Party a written notice of the referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, the vice presidents of the relevant operating divisions of each of the Parties (or their designees) will negotiate in good faith to resolve the dispute. If the vice presidents of the relevant operating divisions of each of the Parties (or their designees) are unable to resolve the dispute within 15 business days after the date of the Dispute Escalation Notice, either Party will have the right to refer the dispute to individuals of each Party at the Chief Operating Officer level or higher, including the Parties’ joint Spin-Off Transition Committee, who will negotiate in good faith to resolve the dispute. If individuals of each Party at either the Chief Financial Officer level or the Chief Operating Officer level depending on the nature of the dispute, or higher, including the Parties’ joint Spin-Off Transition Committee are unable to resolve the dispute within 30 business days after the date of the Dispute Escalation Notice, either Party will have the right to begin arbitration and submit an Arbitration Demand Notice in accordance with Section 7.03 of this Agreement. The Parties agree that all discussions, negotiations and other information exchanged between the Parties during the foregoing escalation proceedings will be without prejudice to the legal position of a Party in any subsequent Action.

Section 7.02 Agreement to Arbitrate. Except with respect to matters governed by Article 6 or as otherwise specifically provided in this Agreement or in any Ancillary Agreement, the procedures set forth in this Article 7 will apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated thereby (including all actions taken in furtherance of the transactions contemplated thereby on or before the date of this Agreement or the Distribution Date), between or among any member of the NTELOS Group and the Wireline Group. Each Party agrees that any dispute, controversy or claim relating to any of the foregoing matters will be settled by arbitration in accordance with the CPR Rules for Non-Administered Arbitration as then currently in effect (the “Arbitration Rules”), as the rules may be modified in this Agreement. Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article 7 will be the sole and exclusive remedy in connection with the dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to begin any Action in or before any Governmental Authority. Each Party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute between the Parties or any members of their respective Groups arising out of or relating to this Agreement or any Ancillary Agreement. The Parties agree that claims filed under this arbitration provision may seek direct damages but in no event will either Party be liable to the other for any punitive, special, consequential or any other indirect damages or losses (including lost profits or revenues).

Section 7.03 Demand for Arbitration. At any time after following the procedures set forth in Section 7.01, any party involved in the dispute, controversy or claim may make a written demand (the “Arbitration Demand Notice”) that the dispute be resolved by binding arbitration, which Arbitration Demand Notice will be given to the parties to the dispute, controversy or claim in the manner set forth in Section 8.04. Subject to Section 7.07, on delivery of an Arbitration Demand Notice, the dispute, controversy or claim will be decided by an Arbitration Panel in accordance with the rules set forth in this Article 7.

Section 7.04 Forum. The forum for arbitration under this Article 7 will be agreed on by the Parties or, failing the agreement, will be in the Richmond, Virginia area.

Section 7.05 Selection of Arbitrators.

(a) Arbitration will be conducted by a single arbitrator selected jointly by NTELOS and Wireline. If within 30 days after a demand for arbitration is made, NTELOS and Wireline are unable to agree on a single arbitrator, the Parties will choose three arbitrators from a list of members of CPR’s Panel of Distinguished Neutrals provided by CPR through a process of alternately striking names from the list of potential arbitrators. In connection with the selection of the arbitrators, consideration will be given to familiarity with corporate transactions and experience in dispute resolution between parties, as a judge or otherwise.

(b) If an arbitrator cannot continue to serve, a successor will be selected as specified in Section 7.05(a). If such withdrawal occurs after the arbitration hearing has begun but before a final decision has been delivered, a full rehearing will be held if, and only if, the remaining arbitrators unanimously agree that a rehearing is appropriate.

Section 7.06 Arbitration Decision.

(a) The final decision of the Arbitration Panel will be rendered in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing. The decision of the Arbitration Panel will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate equal to (i) the rate which Citibank N.A. (or its successor or another major money center commercial bank agreed to by the Parties) announces as its prime lending rate, as in effect from time to time, plus (ii) 2% per annum, commencing at the time the award is rendered.

(b) The arbitrator or arbitrators will be guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of the Federal Rules of Civil Procedure. Any discovery will be limited to information directly relevant to the controversy or claim in arbitration.

Section 7.07 Arbitration Panel’s Authority. The Arbitration Panel will have full power and authority to determine issues of arbitrability and to interpret or construe the applicable provisions of this Agreement or any Ancillary Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); except that the Arbitration Panel will not have any right or authority (i) in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions; (ii) to award special, consequential, or other indirect damages (including lost profits or revenues); (iii) to award punitive damages; or (iv) to modify the terms of this Agreement. It is the intention of the Parties that in rendering a decision the Arbitration Panel give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable law (it being understood and agreed that this sentence will not expand the right of judicial review of the arbitrator’s awards beyond that provided by applicable law). If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy on evidence produced by the appearing Party.

Section 7.08 Continuity of Performance and Remaining Obligations. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the dispute resolution under the provisions of this Article 7 with respect to all matters not subject to the dispute, controversy or claim.

Section 7.09 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article 7, only insofar as they relate to the agreement to arbitration and any procedures pursuant thereto, will be governed by the Federal Arbitration Act and other applicable federal Law. In all other respects the interpretation of this Agreement will be governed as set forth in Section 8.03.

Section 7.10 Attorneys’ Fees, Etc. All costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof of the prevailing party with respect to any Actions between the Parties arising under this Agreement or any Ancillary Agreement will be paid by the non-prevailing party.

ARTICLE 8

OTHER PROVISIONS

Section 8.01 Expenses. Except as otherwise provided in this Agreement, including Schedule 8.01, or in any Ancillary Agreement, each Party will bear its own expenses in connection with the Recapitalization, the Internal Transactions, the Separation, the Distribution and the other transactions contemplated by this Agreement. The Parties agree that the items of expense set forth on Schedule 8.01 will be allocated as set forth on Schedule 8.01.

Section 8.02 Entire Agreement. This Agreement and the Ancillary Agreements represent the entire agreement among the Parties relating to the matters described herein and therein, and no prior representations or agreements, whether written or oral, will be binding on any Party unless incorporated into this Agreement or any Ancillary Agreement or agreed to by the Party in a writing signed by the Party on or after the date of this Agreement.

Section 8.03 Governing Law. The validity, interpretation and enforcement of this Agreement will be governed by the laws of the State of Delaware, other than the choice of law provisions thereof.

Section 8.04 Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (i) on the delivery if delivered personally; (ii) five days after mailing if sent by registered or certified mail, return receipt requested, postage prepaid; (iii) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (iv) on the date on which facsimile transmission thereof is confirmed by the receiving machine if transmitted by facsimile machine and confirmed by delivery by one of the prior methods; but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the other):

If to NTELOS:

NTELOS Holdings Corp.

1154 Shenandoah Village Drive

P.O. Box 1990

Waynesboro, Virginia 22980

Attn: Brian J. O’Neil, Senior Vice President, General Counsel and Secretary

Facsimile: (540) 946-3599

If to Wireline:

Lumos Networks Corp.

One Lumos Plaza

P.O. Box 1068

Waynesboro, Virginia 22980

Attn: Mary McDermott, Senior Vice President, Legal and Regulatory Affairs, and Secretary

Facsimile: (540) 946-3595

Any notice to NTELOS will be deemed notice to all members of the NTELOS Group, and any notice to Wireline will be deemed notice to all members of the Wireline Group.

Section 8.05 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of the Ancillary Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

Section 8.06 Amendment. This Agreement may not be amended except by a writing executed by each of NTELOS and Wireline.

Section 8.07 Termination. This Agreement may be terminated and the Recapitalization, the Internal Transactions, the Separation and the Distribution abandoned at any time before the Distribution Time by and in the sole discretion of the NTELOS Board of Directors without the approval of Wireline or any other Person. If terminated, no Party will have any liability of any kind to the other Party or any other Person on account of the termination or otherwise with respect to this Agreement.

Section 8.08 No Third-Party Beneficiaries. Except for the provisions of Article 6 with respect to indemnification of Indemnitees and releases for the benefit of wholly owned members of the NTELOS Group and the Wireline Group, this Agreement is solely for the benefit of the Parties hereto and does not confer on third parties (including any employees of any member of the NTELOS Group or the Wireline Group) any remedy, claim, reimbursement, claim of action, or other right in addition to those existing without reference to this Agreement.

Section 8.09 Public Endorsements. After the Distribution Time, no member of the NTELOS Group, on the one hand, and no member of the Wireline Group, on the other hand, will express or imply the other’s sponsorship or endorsement of a particular position or view in any external communication without first securing the prior written approval of the other Party.

Section 8.10 Assignability. No Party will assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that either Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that the member agrees in writing to be bound by the terms and conditions contained in this Agreement and provided further that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation in contravention of this provision will be void.

Section 8.11 Successors and Assigns. This Agreement shall be binding upon the Parties and their respective successors and assigns, and any successor or assign of any substantial portion of the Parties’ respective businesses and/or assets.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

NTELOS HOLDINGS CORP.

By:	/s/ James A. Hyde
Name:	James A. Hyde
Title:	Chief Executive Officer and President

LUMOS NETWORKS CORP.

By:	/s/ Michael B. Moneymaker
Name:	Michael B. Moneymaker
Title:	President

Schedule 1.01(b)

Internal Restructuring

A.	Merger of Certain First Tier Subsidiaries. Each of NTELOS Netaccess Inc., NTELOS Communications Services Inc. and NTELOS Cornerstone Inc. will merge with and into Lumos Networks Inc. (“Networks”), with Networks surviving (the “First Tier Mergers”). Subsequent to the First Tier Mergers, NA Communications, Inc. will merge with and into Networks, with Network surviving.

B.	Relocation of Certain Assets. (a) NTELOS Inc. will contribute certain assets to NTELOS Communications Inc. and Networks; (b) NTELOS Communications Inc. will contribute certain assets to NTELOS Telephone Inc. (“Telephone”); and (c) R&B Communications, Inc. will contribute certain assets to R&B Network, Inc.

C.	Internal Spin-Offs. (a) NTELOS Communications Inc. will distribute all of the stock of Lumos Networks of West Virginia Inc. (“Lumos WV”) to NTELOS Inc. and (b) NTELOS Communications Inc. will distribute all of the stock of Telephone to NTELOS Inc. Immediately after these distributions, each of Lumos WV and Telephone will be a wholly-owned subsidiary of NTELOS Inc.

D.	Merger of R&B Communications, Inc. R&B Communications, Inc. will merge with and into a single-member Delaware limited liability company (“R&B Communications LLC”) to be formed as a wholly-owned subsidiary of NTELOS Inc.

E.	Contribution to Wireline. NTELOS Inc. will contribute all of the stock of (a) Lumos WV, (b) Telephone, (c) Networks, (d) Lumos Telephone of Botetourt Inc., (e) NTELOS Media Inc., (f) R&B Network, Inc., (g) Lumos FiberNet Inc. and (h) Lumos Networks Operating Company to Wireline in exchange for all of the stock of Wireline.

F.	Drop Down of Assets. NTELOS Inc. will contribute all of the stock of (a) NTELOS WV, (b) Telephone, (c) Network, (d) Lumos Telephone of Botetourt Inc., (e) NTELOS Media Inc., (f) R&B Network, Inc., (g) Lumos FiberNet Inc. to Lumos Networks Operating Company in exchange for all of the stock of Lumos Networks Operating Company.

G.	Subsidiary Merger. R&B Network, Inc. will merge with and into Networks, with Networks surviving.

H.	Elimination of Certain Intercompany Accounts. NTELOS Inc. and Wireline will settle with cash each intercompany obligation specified on Schedule 2.08 (as adjusted for final closing of the books).

I.

Final Internal Spin-Off; Cash Distribution and Payment to Creditors. NTELOS Inc. will distribute all of the stock of Wireline to NTELOS Holdings Corp. Immediately after the distribution, each of Wireline and NTELOS Inc. will be a wholly-owned subsidiary of NTELOS Holdings Corp. In connection with the distribution, Wireline will distribute to

NTELOS Inc. a specified amount of cash and NTELOS Inc. will forward such cash amounts to the lenders under its credit facility to fund a mandatory repayment.

Schedule 2.08

Intercompany Accounts, Related Liabilities and Other Matters

At the Distribution Date, NTELOS Inc. and Wireline, and its subsidiaries, will settle with cash all intercompany obligations outstanding as of September 30, 2011, as set forth below. Not later than 45 days following the Distribution Date, NTELOS Inc. and Wireline, and its subsidiaries, will settle with cash all remaining intercompany obligations outstanding as of the close of business on the Distribution Date, such amount of intercompany obligations to be identified in writing by NTELOS Inc. to Wireline not later than 30 days following the Distribution Date.

Description of Intercompany Debt	Amount
NTELOS Inc. has a note receivable from Lumos FiberNet Inc. and Lumos FiberNet Inc. has a note payable to NTELOS Inc.[1]	$152,575,270
NTELOS Inc. has a note receivable from NTELOS Media Inc. and NTELOS Media Inc. has a note payable to NTELOS Inc.[2]	$713,055
NTELOS Inc. has a note receivable from Lumos Networks Inc. and Lumos Networks Inc. has a note payable to NTELOS Inc.	$27,691,762
NTELOS Inc. has a note receivable from Lumos Networks of West Virginia Inc. and Lumos Networks of West Virginia Inc. has a note payable to NTELOS Inc.	$49,830,068
NTELOS Inc. has a note receivable from Lumos Telephone of Botetourt Inc. and Lumos Telephone of Botetourt Inc. has a note payable to NTELOS Inc.	$312,476
NTELOS Inc. has a note receivable from the Virginia Independent Telephone Alliance LC. and the Virginia Independent Telephone Alliance LC. has a note payable to NTELOS Inc.	$35,583
Total of Wireline Business Intercompany Note Receivables Held by NTELOS Inc.	$231,158,214

[1]	Net of $5.0 million capital account contribution reflected in the separation resolutions
[2]	Net of $11.0 million capital account contribution reflected in the separation resolutions

NTELOS Inc. has a note payable to R&B Network, Inc. and R&B Network, Inc. has a note receivable from NTELOS Inc.	$9,756,899
NTELOS Inc. has a note payable to NTELOS Cornerstone Inc. and NTELOS Cornerstone Inc. has a note receivable from NTELOS Inc.	$6,402,919
NTELOS Inc. has a note payable to NTELOS Telephone Inc. and NTELOS Telephone Inc. has a note receivable from NTELOS Inc.	$39,196,012
NTELOS Inc. has a note payable to NTELOS NetAccess Inc. and NTELOS NetAccess Inc. has a note receivable from NTELOS Inc.	$12,428,239
NTELOS Inc. has a note payable to NA Communications Inc. and NA Communications Inc. has a note receivable from NTELOS Inc.	$2,183,262
NTELOS Inc. has a note payable to the Virginia Telecommunications Partnership and the Virginia Telecommunications Partnership has a note receivable from NTELOS Inc.	$9,888,310
Total of Wireline Business Intercompany Note Payables From NTELOS Inc.	$79,855,641